Exhibit 3.01f

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF ITEM 9 LABS CORP.

The undersigned, being the Chief Executive Officer of Item 9 Labs Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby amend and certify as follows:

1. The name of the Corporation is Item 9 Labs Corp., and that the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on June 15, 2010 under the name Crown Dynamics Corp.

2. That this Certificate of Amendment has been duly adopted by the Board of Directors and majority of stockholders in accordance with the provisions of section 242 of the Delaware General Corporation Law.

   Article 4th of the Certificate of Incorporation is hereby amended to add the following paragraph:

   "*Reverse Stock Split.* Upon the effectiveness (the "*Effective Time*") of this Certificate of Amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware, each twenty (20) shares of the Corporation's common stock, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the "*Old Common Stock*") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.0001 per share (the "*New Common Stock*"), subject to the treatment of fractional share interests as described below (the "*reverse stock split*"). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split."

3. That this Certificate of Amendment shall be effective as of October 10, 2018.

4. Except as set forth in this Certificate of Amendment, the Certificate of Incorporation, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 9th day of October, 2018.

Bryce Skalla,
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:21 PM 10/09/2018
FILED 07:21 PM 10/09/2018
SR 20187062303 - File Number 4836603